Exhibit 10.7

PURCHASE AND CONTRIBUTION AGREEMENT

dated as of April 27, 2012

between

PHILLIPS 66 COMPANY,

as Seller,

and

PHILLIPS 66 RECEIVABLES FUNDING LLC,

as PURCHASER

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EXHIBIT A	—	Credit and Collection Policy

EXHIBIT B	—	Form of Subordinated Note

SCHEDULE I	—	Schedule of Depositary Banks, Lockboxes, Lockbox Accounts and Depositary Accounts

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PURCHASE AND CONTRIBUTION AGREEMENT

PURCHASE AND CONTRIBUTION AGREEMENT, dated as of April 27, 2012, between PHILLIPS 66 COMPANY, a Delaware corporation (the “Seller”), and PHILLIPS 66 RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Purchaser”)

RECITALS

WHEREAS, the Seller in the ordinary course of its business generates certain accounts receivable and rights and interests related thereto; and

WHEREAS, the Seller desires to sell or contribute on each business day to the Purchaser accounts receivable and related rights and interests as more fully described herein and subject to the terms and conditions of this Agreement, the Purchaser desires to purchase and otherwise acquire such accounts receivable and related rights and interests.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall mean this Purchase and Contribution Agreement, as the same may from time to time be amended, supplemented or otherwise modified.

“Available Funds” shall mean, on any date of determination, monies then held by or on behalf of the Purchaser after deduction of (a) all Aggregate Unpaids, if any, that are accrued or due and owing under the Receivables Purchase Agreement, (b) all Servicing Fees that are then accrued, and (c) in the Purchaser’s discretion, the accrued and unpaid portion of all current expenses of the Purchaser (whether or not then due and owing), in each of the foregoing cases, whether or not the same have actually been paid as of the time of determination.

“Blocked Account Agreement” shall mean the “control” agreement related to each Lockbox Account and Depositary Account, in form and substance reasonably acceptable to the Administrative Agent, by and among the Seller, the Servicer, the Administrative Agent and the Depositary Bank.

“Business Day” shall mean any day on which banks are not authorized or required to close under the Laws of New York.

“Closing Date” shall mean April 27, 2012.

“Collections” shall mean, for any Receivable, all cash collections and other cash proceeds (whether in the form of cash, wire transfer, or checks) of that Receivable, including, without limitation, all finance charges, if any, and cash proceeds of the related property with respect to such Receivable, and any Deemed Collections of such Receivable.

“Contract” shall mean a contract between the Seller and an Obligor, and/or any and all invoices and other writings which, in either case, give rise to an account receivable arising from the sale by the Seller of goods or services in the ordinary course of the Seller’s business.

“Credit and Collection Policy” shall mean the Seller’s credit, collection, enforcement and other policies and practices relating to Contracts and Receivables existing on the date hereof and as set forth on Exhibit A hereto, as the same may be modified from time to time.

“Deemed Collections” shall mean collections deemed received by the Seller in an amount equal to (i) all Dilutions and (ii) the aggregate Outstanding Balance of any Receivables (a) which were included in the Net Receivables Balance and which were not Eligible Receivables, (b) in which the Administrative Agent does not have a first priority perfected ownership or security interest and (c) as to which the other representations and warranties made by the Seller or the Servicer are no longer true and correct in all material respects.

“Default Rate” shall mean the Alternate Base Rate plus 2.0% per annum.

“Depositary Account” shall mean an account maintained at a Depositary Bank into which Collections in the form of wire transfers or electronic funds transfers are made by Obligors.

“Depositary Bank” shall mean, at any time, JPMorgan Chase Bank, N.A., or any financial institution reasonably acceptable to the Administrative Agent which holds a Lockbox Account or a Depositary Account.

“Dilution” shall mean the portion of any Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected, returned or repossessed goods or services, any cash or other discount, or any failure by the Seller to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment by the Seller which reduces the amount payable by the Obligor on the related Receivable, (iii) any rebates, warranties, allowances or charge-backs, or (iv) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge of bankruptcy of the Obligor thereof). The Seller shall be deemed to have received a Collection of each Receivable on the day such Dilution occurs.

“Discount Factor” means a percentage calculated to provide the Purchaser with a reasonable return on its investment in the Receivables acquired from the Seller after taking into account (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the Purchaser of financing its investment in, or servicing and collecting, such Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Seller and the Purchaser may agree from time to time to change the Discount Factor applicable to Purchases based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period commencing no earlier than the last day of the current Calculation Period, and shall apply only prospectively.

“Distribution Date” shall mean the second (2nd) Business Day after each Monthly Report Date.

“Federal Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended, and any successor statute thereto.

“Indemnified Parties” shall have the meaning specified in Section 8.01(a) hereof.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lien,” with respect to any asset, shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any production payment, proceeds production payment or similar financing arrangement with respect to such asset.

“Limited Liability Company Agreement” shall mean the First Amended and Restated Limited Liability Company Agreement of the Seller dated April 27, 2012.

“Lockbox” shall mean a post office box to which Collections are sent and which is administered by a Depositary Bank.

“Lockbox Account” shall mean an account maintained at a Depositary Bank into which Collections are deposited.

“Obligor” shall mean a Person who purchased goods or services on credit under a Contract and who is obligated to make payments to the Seller or the Purchaser pursuant to such Contract.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case, whether foreign or domestic.

“Oil and Gas Lien Receivables” shall mean an equivalent amount of Receivables equal to the amount of purchases by the Seller that are subject or potentially subject to an Oil and Gas Lien Act, that give rise or potentially give rise to adverse claims on such Receivables pursuant to an Oil and Gas Lien Act.

“Outstanding Balance” of any Receivable shall mean, at any time, the then outstanding amount thereof.

“Proceeds” shall mean “proceeds” as defined in Section 9-102(a)(65) of the Uniform Commercial Code as in effect in the State of Texas and the jurisdiction whose Law governs the perfection of the Purchaser’s ownership or security interests therein.

“Purchase” shall mean a purchase by the Purchaser of Receivables, Related Security and Collections hereunder, including, without limitation, Receivables as to which a portion of the related Purchase Price is paid by means of a contribution of Receivables by the Seller to the Purchaser’s capital.

“Purchase Date” shall mean the Closing Date and each day thereafter on which Receivables arise.

“Purchase Price” shall have the meaning set forth in Section 2.02(a) hereof.

“Purchase Price Credit” shall have the meaning set forth in Section 2.03 hereof.

“Purchase Termination Event” shall have the meaning set forth in Section 7.01 hereof.

“Receivable” shall mean all indebtedness and any other obligations of any Obligor arising from the sale of goods from Seller’s crude oil, natural gas liquids and petroleum products refining, marketing and transportation business, and specialty businesses and the provision of related services, by the Seller under a Contract, including all rights to payment of any interest or finance charges and any security related thereto.

“Receivables Purchase Agreement” shall mean the Receivables Purchase Agreement dated as of April 27, 2012, by and among Phillips 66 Receivables Funding LLC, as seller, Phillips 66 Company, as servicer and originator, the Conduit Purchasers listed on Schedule I thereto from time to time, the Committed Purchasers listed on Schedule I thereto from time to time, the LC Banks listed on Schedule I thereto from time to time, the Facility Agents listed on Schedule I thereto from time to time, Royal Bank of Canada, as administrative agent and structuring agent, and Phillips 66, as provider of the Parent Undertaking, as the same may from time to time be amended, supplemented or otherwise modified.

“Records” shall mean correspondence, memoranda, computer programs, tapes, discs, reports, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine readable language; provided that any intellectual property (such as software) or rights therein that are not permitted by applicable Law or contract to be assigned shall not be included herein.

“Related Security” shall mean with respect to any Receivable:

(a) all Contracts with respect to such Receivable:

(b) all of the Seller’s interest, if any, in the goods (including returned goods) the sale of which by the Seller gave rise to such Receivable;

(c) all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(d) all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(e) all Records relating to, and all service contracts and any other contracts associated with, such Receivable, the related Contracts or the related Obligors; and

(f) all Proceeds of the foregoing.

“Responsible Officer” shall mean, with respect to the Seller, the chief executive officer, the president, the chief financial officer or treasurer of the Seller and any other Person designated as a Responsible Officer by any such officers, as the Seller may from time to time notify the Purchaser.

“Seller” shall have the meaning defined in the preamble hereto.

“Subordinated Loan” shall mean a subordinated revolving loan from the Seller to the Purchaser which is evidenced by the Subordinated Note.

“Subordinated Note” shall mean a subordinated promissory note in the form of Exhibit B hereto issued by the Purchaser to the Seller, as the same may be amended or supplemented from time to time.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as in effect from time to time in such jurisdiction.

Section 1.02. Other Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Receivables Purchase Agreement

Section 1.03. Interpretation and Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and references to the part include the whole. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection, exhibit and schedule references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms not otherwise defined herein which are defined in the UCC as in effect in the State of Texas from time to time shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires.

ARTICLE II

PURCHASES AND SETTLEMENTS

Section 2.01. General Terms; Intent of the Parties. (a) On each Purchase Date, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, the Seller does hereby sell to the Purchaser, without recourse (except to the extent expressly provided herein), and the Purchaser does hereby purchase from the Seller, all of the Seller’s right, title and interest in and to the Receivables, the Related Security, Collections and all Proceeds of each of the foregoing (other than any such assets contributed to Buyer pursuant to Section 2.01(d) below), in each case, whether now existing or hereafter arising or acquired.

(b) The Receivables arising after the initial Purchase Date and while no Purchase Termination Event exists shall be deemed to have been sold by the Seller to the Purchaser immediately (and without further action by any Person) upon the creation of such Receivable. Receivables arising while a Purchase Termination Event exists shall not be deemed to have been sold by the Seller to the Purchaser unless and until the first day thereafter on which no Purchase Termination Event exists. The Related Security and Collections with respect to each Receivable (and Proceeds of such Receivable, Related Security and Collections) shall be sold at the same time as such Receivable together with all related Proceeds received thereon.

(c) It is the intention of the parties hereto that each conveyance of Receivables made under this Agreement shall constitute an outright “sale of accounts” (as such terms are used in Article 9 of the UCC) or other transfer, in each case which is absolute and irrevocable and shall provide the Purchaser with the full benefits of ownership of the Receivables and the associated Related Security, Collections and Proceeds. Each conveyance of Receivables hereunder is made without recourse to the Seller; provided, however, that (i) the Seller will be liable to the Purchaser for all representations, warranties, covenants and indemnities made by the Seller to the Purchaser pursuant to the terms of the Transaction Documents to which the Seller is a party, and (ii) such conveyance does not constitute and is not intended to result in an assumption by the Purchaser or any assignee thereof of any obligation of the Seller or any other Person arising in connection with the Receivables, the associated Related Security or any other obligations of the Seller. In view of the intention of the parties hereto that the conveyances of Receivables made hereunder shall constitute outright sales or contributions, as applicable of such Receivables rather than loans secured thereby, the Seller agrees that it will, on or prior to the Closing Date, mark its Records to indicate that the Receivables have been sold or contributed.

(d) Nothing herein shall be deemed to preclude the Seller from contributing to the Purchaser’s capital, in lieu of selling, Receivables originated by the Seller and all associated Related Security, Collections and Proceeds, and any such contribution is made with the intention that each such contribution, if any, will be made with the same intentions as are set forth in Section 2.01(c) above. Except as provided in Section 2.02(a)(3), the Purchaser hereby acknowledges that Seller shall have no obligations to make capital contributions to Purchaser in respect of Seller’s equity interest in Purchaser or otherwise in order to provide funds to pay the Purchase Price to Seller under this Agreement or for any other reason.

Section 2.02. Purchase Price. (a) The purchase price (the “Purchase Price”) for the Receivables, Related Security, Collections and Proceeds payable on each Purchase Date shall be equal to 100% of the aggregate Outstanding Balance of the Receivables conveyed on that date multiplied by the Discount Factor. The Seller and the Purchaser have each determined the Purchase Price payable on each Purchase Date approximates the fair value of the Receivables, Related Security, Collections and Proceeds sold on such Purchase Date. Such Purchase Price will be payable in full by the Purchaser to the Seller on the related Purchase Date (except that the Purchaser may, with respect to any such purchase, offset against such Purchase Price any amounts owing from the Seller to the Purchaser as provided herein or in the Letter of Credit Reimbursement Agreement), and shall be paid to the Seller in the following manner:

(1) first, by delivery of immediately available funds, to the extent of the Available Funds;

(2) second, by increasing the amount of the Subordinated Loan, so long as the aggregate principal amount of the Subordinated Loan does not cause the Purchaser’s tangible net worth to be less than the 3% of the aggregate Outstanding Balance of the Receivables then owned by the Purchaser; and

(3) third, by accepting such Receivables, Related Security, Collections and Proceeds as a contribution to Purchaser’s capital.

The parties hereto acknowledge and agree that the Purchase Price with respect to the Receivables, Related Security, Collections and Proceeds sold on the initial Purchase Date shall be paid (i) first, subject to the limitations set forth in Section 2.02(b)(2), by means of an increase in the amount of the Subordinated Loan and (ii) second, by means of a contribution to Purchaser’s capital.

(b) Subject to the limitations set forth in Section 2.02(a)(2), the Seller irrevocably agrees to make each increase in the amount of the Subordinated Loan as contemplated in Section 2.02(a)(2) so long as no Purchase Termination Event exists. The Subordinated Loan owing to the Seller will be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and any cash repayment of the Subordinated Loan shall be payable solely from Available Funds at the time of each such payment. The Seller is hereby authorized by the Purchaser to maintain a record with respect to the Subordinated Note, evidencing the date and amount of each increase in the Subordinated Loan thereunder, as well as the date of each payment with respect thereto, provided that the failure to maintain such a record shall not affect any obligation of the Purchaser thereunder.

(c) Although the Purchase Price for each Purchase of Receivables, Related Security, Collections and Proceeds shall be due and payable in full by the Purchaser to the Seller on each Purchase Date, settlement of the Purchase Price between the Purchaser and the Seller will be effected on each Distribution Date with respect to all Purchases within the most recently ended Calculation Period. Although cash settlements shall be effected on each Distribution Date, increases or decreases in the Subordinated Loan shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

(d) Each contribution of Receivables, Related Security, Collections and Proceeds by Seller to Purchaser pursuant to Section 2.02(a)(3) shall be deemed to be a Purchase of such Receivables, Related Security, Collections and Proceeds by Purchaser for all purposes of this Agreement.

Section 2.03. Purchase Price Credits. On each Purchase Date, all Deemed Collections shall be credited (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder. If the aggregate amount of Purchase Price Credits exceeds the Purchase Price of the Receivables to be sold by the Seller on such Purchase Date, then the Seller will pay to the Purchaser the remaining amount of such Purchase Price Credit in cash not later than the next Business Day; provided that if no Termination Event or a Potential Termination Event exists, the Seller may deduct the remaining amount of such Purchase Price Credit from any amount owed to it under the Subordinated Note.

Section 2.04. Payments and Computations, Etc. All amounts to be paid or deposited by the Purchaser hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the Seller designated from time to time by the Seller. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest on the past due amount at the Default Rate until paid in full; provided, however, that such interest shall not at any time exceed the maximum rate permitted by applicable Law. All computations of the Default Rate shall be calculated based on a 365/366 day year.

Section 2.05. Access to Records. (a) In connection with the transfer of Records hereunder, the Seller hereby agrees that following any replacement of Phillips 66 Company as the Servicer, it will promptly grant access to the new Servicer to all data embedded in or created by all software used by the Seller to account for its Receivables.

(b) In addition to the requirements of Section 4.03, the Seller (i) shall take such action reasonably requested by the Purchaser or its assignee that may be necessary or desirable to ensure that the Purchaser has an enforceable ownership interest in the Records relating to the Receivables purchased from, or contributed by, the Seller hereunder and (ii) shall use its reasonable efforts to ensure that the Purchaser and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 2.06. Characterization; Granting Clause. (a) If, notwithstanding the intention of the parties expressed in Section 2.01(c), any sale or contribution by the Seller to the Purchaser of Receivables, Related Security, Collections and Proceeds hereunder shall be characterized as a secured loan and not a sale or contribution, as the case may be, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable Law. For this purpose and without being in derogation of the parties’ intention that each sale and contribution of Receivables, Related Security, Collections and Proceeds hereunder shall constitute a true sale or contribution, respectively, thereof, the Seller hereby grants to the Purchaser a duly perfected security interest in all of the Seller’s right, title and interest in, whether now existing or hereafter arising, in and to (i) (A) the Receivables, (B) all Related Security with respect thereto, and (C) all Collections and (ii) all Proceeds of any of the foregoing, which security interest shall be prior to all other Liens thereon. The Purchaser and its assigns shall have as against the Seller, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable Law, which rights and remedies shall be cumulative. The Seller hereby authorizes Purchaser (or any of its assigns), as secured party, within the meaning of Section 9-509 of any applicable enactment of the UCC, to file, without further authorization by Seller, as debtor, the UCC financing statements contemplated hereby. In the event that a court of competent jurisdiction holds that the transactions hereunder are not true sales or contributions, each of the Seller and the Purchaser represents and warrants as to itself that, each remittance of Collections by the Seller to the Purchaser hereunder will have been made (i) in payment of a debt incurred by the Seller in the ordinary course of the Seller’s and the Purchaser’s business or financial affairs and (ii) made in the ordinary course of the Seller’s and the Purchaser’s business or financial affairs.

Section 2.07. Transfer by Purchaser; Third-Party Beneficiary. (a) The Seller acknowledges and agrees that the Purchaser may, pursuant to the Receivables Purchase Agreement, sell and assign undivided interests in the Receivables and assign its rights under this Agreement to the Administrative Agent (for the benefit of the Facility Agents and their Purchase Groups) and (b) the Seller and the Purchaser acknowledge and agree that, by virtue of the transactions contemplated in the Receivables Purchase Agreement, the Administrative Agent (for the benefit of the Facility Agents and their Purchase Groups) shall be an assignee of this Agreement and, following the occurrence of a Termination Event, shall have the right to enforce directly all rights hereunder of Purchaser and all obligations hereunder of Seller (but without the assumption of any obligations or liabilities hereunder).

ARTICLE III

CLOSING PROCEDURES

Section 3.01. Conditions to Each Purchase. Each Purchase from the Seller hereunder (including the Purchase on the initial Purchase Date) is subject to the conditions precedent that (i) the Purchaser shall have executed and delivered the Subordinated Note in favor of the Seller, (ii) the representations and warranties set forth in Article V are true and correct in all material respects on and as of the date of such Purchase, and (iii) as of such date of such Purchase, neither the Termination Date nor Purchase Termination Event shall have occurred.

ARTICLE IV

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE RECEIVABLES

Section 4.01. Rights of the Purchaser. The Seller hereby authorizes the Purchaser and the Servicer (if other than the Seller) to take any and all steps in the Seller’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections and enforcing such Receivables, the Invoices and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

Section 4.02. Responsibility of the Seller. Anything herein to the contrary notwithstanding:

(a) Servicing. The Seller, in its capacity as Servicer, shall be responsible for the servicing, administration and collection of the Receivables, all on the terms set out in the Receivables Purchase Agreement.

(b) Power of Attorney. The Seller hereby grants to the Servicer (if other than the Seller) an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by the Seller in connection with any Receivable or under the Related Security (including the Records).

(c) Performance under Contracts. The Seller will perform all of its obligations under the Contracts generated by it to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by the Purchaser, the Servicer, the Administrative Agent, any of the Facility Agents of its rights hereunder or under the Receivables Purchase Agreement shall not relieve the Seller from such obligations.

Section 4.03. Further Action Evidencing Purchases. The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Purchaser (or its assigns) may reasonably request in order to perfect, protect or more fully evidence the Purchaser’s ownership of the Receivables generated by the Seller (and the Related Security and Collections) purchased by the Purchaser hereunder, or to enable the Purchaser to exercise or enforce any of its rights hereunder or under any other Transaction Document.

(b) The Seller hereby authorizes the Purchaser or the Administrative Agent (as Purchaser’s assignee) to file one or more financing or continuation statements, and amendments thereto and assignment thereof, relative to all or any of the Receivables (and the Related Security and Collections) now existing or hereafter sold or contributed by the Seller. If the Seller fails to perform any of its agreements or obligations under this Agreement, the Purchaser (or its assigns) may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Purchaser or its designee incurred in connection therewith shall be payable by the Seller as provided in Article VIII.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01. General Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser on and as of the date hereof and on and as of each Purchase Date that:

(a) Corporate Existence, Power and Authority, Etc. It is duly organized, validly existing and in good standing in its jurisdiction of organization; it is duly qualified to do business in each jurisdiction where the conduct of its business so requires and except where failure to be so qualified would not be reasonably expected to have a Material Adverse Effect; it has corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby; each of this Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to usual and customary bankruptcy exceptions); it has all necessary authorizations and approvals to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party, except where failure to obtain any such authorization or approval would not reasonably be expected to result in a Material Adverse Effect; no notices to, or filings with, any Governmental Authority or regulatory body are required for the due execution, delivery or performance by it of this Agreement or any of the other Transaction Documents to which it is a party, except for the filing of financing statements referred to therein and except where the failure to provide any such notice or make any such filing would not reasonably be expected to result in a Material Adverse Effect;

(b) Eligible Receivables. All Receivables included in the calculation of Net Receivables Balance are Eligible Receivables at such time;

(c) Accuracy of Information. The written reports, financial statements, certificates and other written information (other than information of a global economic or industry nature) furnished by it or on its behalf in connection with the negotiation of this Agreement and the other Transaction Documents or delivered in connection therewith (as modified or supplemented by other written information when so furnished), when taken as a whole, did not contain as of the date such written reports, financial statements or other written information were so furnished, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to (a) projections, estimates, pro forma financial information, engineering reports and forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the materials referenced above, it represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, and (b) financial statements, it represents only that such financial statements were prepared as represented or required elsewhere in this Agreement;

(d) Good Title. Each Receivable sold under this Agreement is owned by the Seller free and clear of any lien or adverse claim (except as provided herein and the liens that arise automatically in connection with the Oil and Gas Lien Receivables or in favor of a Depositary Bank under a Blocked Account Agreement);

(e) Ownership/Security Interest. It has taken or caused to be taken all actions, including necessary filings, to evidence the Purchaser’s first priority ownership or security interest in all Receivables (whether existing or thereafter arising);

(f) Changes to Credit and Collection Policy. It has not made any change in the Credit and Collection Policy that would (i) impair the collectability of any Receivables in any material respect or (ii) otherwise be reasonably likely to have a Material Adverse Effect;

(g) Litigation. As of the Closing Date, there is no litigation pending or, to the Seller’s knowledge, threatened in writing, against or affecting the Seller or any of its Subsidiaries that (i) purports to adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document (other than such litigation that the Purchaser has reasonably determined to be frivolous) or (ii) has had or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect;

(h) Collections. All Obligors have been directed to remit their Collections to Lockboxes, Lockbox Accounts or Depositary Accounts, as applicable, listed on the Schedule I hereto;

(i) Payments from the Purchaser. The Purchase Price payable by Purchaser hereunder in connection with each sale of Receivables hereunder represents a reasonable arms-length price for the Receivables and constitutes reasonably equivalent value for the Receivables so sold. No sale of Receivables hereunder was made for or on account of an antecedent debt owed by the Seller to the Purchaser or is or may be voidable as a fraudulent transfer under Section 548 of the Federal Bankruptcy Code or a voidable preference under Section 547 of the Federal Bankruptcy Code;

(j) Ownership of the Purchaser. The Seller directly or indirectly owns 100% of the membership interests of the Purchaser, free and clear of any adverse claims;

(k) Material Adverse Effect. As of the Closing Date, since September 30, 2011, the Seller is not aware of the occurrence of any event or circumstance which has had or will have a Material Adverse Effect;

(l) Investment Company Act. The Seller is not and is not required to be registered as an “investment company” or a company “controlled” by an “investment company,” each as defined in the Investment Company Act of 1940, as amended;

(m) Use of Proceeds. The Seller has not taken and will not take any action which would cause the use of the proceeds of the Purchases to violate the provisions of Regulation U of the Board of Governors of the Federal Reserve System; and

(n) Tax. (i) The Seller has filed all material United States federal income tax returns and all other material tax returns on or before the applicable due date (as such due date may have been timely extended), and (ii) all taxes due pursuant to such returns or pursuant to any assessment received by the Seller have been paid (other than those which are currently being contested in good faith by appropriate proceedings), unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Seller in respect of taxes or other governmental charges are, in the opinion of the Seller, adequate.

ARTICLE VI

COVENANTS

Section 6.01. Affirmative Covenants of the Seller . Until the termination of this Agreement, the Seller covenants to the Purchaser as follows:

(a) General:

(i) Compliance with Laws, Etc. It will comply, and cause each Subsidiary to comply, with all applicable Laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including ERISA and the rules and regulations thereunder and Laws of the United States regarding sanctions and export controls applicable to unauthorized dealings with sanctioned countries or Persons) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect;

(ii) Offices, Records, and Books of Account. It will keep its jurisdiction of organization and the office where it keeps its records concerning the Receivables at the address set forth under its name on the signature pages to this Agreement or upon 30 days’ prior written notice to the Purchaser (or its assignee), at any other locations in jurisdictions where all actions reasonably requested by the Purchaser (or its assignee) to protect and perfect the interest in the Receivables have been taken and completed. It also will maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable). It will mark its data processing records and other books and records to indicate which Receivables have been sold or contributed to the Purchaser under this Agreement;

(iii) Taxes. It will file all material tax returns and reports required by Law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except when failure to pay would not reasonably be expected to have a Material Adverse Effect or such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. It will pay when due any taxes payable in connection with the Receivables, except for Excluded Taxes or where failure to pay such taxes would not reasonably be expected to have a Parent Material Adverse Effect;

(iv) Performance and Compliance with Contracts and Credit and Collection Policy. It will, as applicable and at its own expense, timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contracts;

(v) Deposits to Lockboxes or Depositary Accounts. It will instruct all Obligors to remit all their payments in respect of Receivables to Lockbox Accounts or Depositary Accounts (either by check mailed to a Lockbox maintained by the relevant Depositary Bank or directly by wire transfer or electronic funds transfer to a Depositary Account). If it receives any Collections directly, it will promptly (and in any event within one business day) cause such Collections to be deposited into a Lockbox Account or Depositary Account. It will not direct any funds to be deposited into any Lockbox Account or Depositary Account other than Collections of Receivables; and

(vi) Other Information. It will cause to be provided to the Purchaser (or its assignee) such other information respecting the Receivables or its condition or operations, financial or otherwise, as the Purchaser (or its assignee) may from time to time reasonably request.

(b) Reporting:

(i) It will provide or cause to be provided to the Purchaser and the Administrative Agent (as Purchaser’s assignee) the Parent’s Form 10-K via EDGAR system of the SEC on the internet as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, which will include in each case an audited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and changes in common stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(ii) It will provide or cause to be provided to the Purchaser and the Administrative Agent (as Purchaser’s assignee) the Parent’s Form 10-Q via EDGAR on the internet as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent, which will include a consolidated balance sheet of the Parent and its Subsidiaries, as of the end of such quarter and the related (a) consolidated statement of income for such quarter and for the portion of Parent’s fiscal year ended at the end of such quarter, and (b) consolidated statement of cash flows for the portion of the Parent’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form (A) for the consolidated balance sheet, the figures as of the end of the Parent’s previous fiscal year, (B) for the consolidated statement of income, the figures for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year and (C) for the consolidated statement of cash flows, the figures for the corresponding portion of the Parent’s previous fiscal year; the making available of such financial statements shall constitute a certification by the Parent (subject to normal year-end adjustments) as to fairness of presentation and GAAP;

(iii) It will promptly furnish to the Purchaser and the Administrative Agent (as Purchaser’s assignee) a copy of all documents filed by the Parent or any Subsidiary with the SEC; provided that such documents shall be deemed to have been furnished on the date when made available via EDGAR;

(iv) It will cause to be provided to the Purchaser and the Administrative Agent (as Purchaser’s assignee) within 10 days after the time of the delivery of the financial statements provided for above, a certificate of its financial officer to the effect that, to the best of such officer’s knowledge, no Termination Event or Potential Termination Event has occurred and is continuing or, if any Termination Event or Potential Termination Event has occurred and is continuing, specifying the nature and extent thereof; and

(v) It will cause to be provided to the Purchaser and the Administrative Agent (as Purchaser’s assignee) such additional information regarding its and its Subsidiaries’ operations, business affairs and financial condition, or compliance with the terms of this Agreement or any other Transaction Document, as may be reasonably requested by the Purchaser or the Administrative Agent (as Purchaser’s assignee).

(c) Notices:

(i) Termination. It will cause to be provided to the Purchaser and the Administrative Agent (as Purchaser’s assignee) promptly and in any event within five business days after obtaining knowledge of the occurrence of a Termination Event, Potential Termination Event, or Downgrade Event a statement of its financial officer setting forth details of such Termination Event, Potential Termination Event, or Downgrade Event; and

(ii) Oil and Gas Liens. It will cause to be provided to the Purchaser and the Administrative Agent (as Purchaser’s assignee) promptly after the occurrence thereof, notice of any holder of a lien or security interest arising pursuant to any Oil and Gas Lien Act taking any action to enforce or perfect such security interest.

Section 6.02. Negative Covenants of the Seller. Except as otherwise specified below, until the termination of this Agreement, the Seller covenants and agrees as follows:

(a) Sales, Liens, Etc. It will not sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any adverse claim (except for (i) the interest in favor of the Purchaser created pursuant to this Agreement and the interest in favor of the Administrative Agent (for the benefit of the Purchasers (as defined in the Receivables Purchase Agreement) and the LC Banks) created pursuant to the Receivables Purchase Agreement, (ii) in the case of Oil and Gas Lien Receivables and any Related Security and Collections thereof that constitute identifiable Proceeds of such Oil and Gas Lien Receivables, the rights described in the definition thereof and (iii) the rights of any Depositary Bank arising in the Collections under any Blocked Account Agreement) upon or with respect to, any Receivable, Related Security, related Contract or Collections, or upon or with respect to any Lockbox Account or Depositary Account, or assign any right to receive income in respect thereof;

(b) Change in Payment Instructions to Obligors. It will not add or terminate any bank as a Depositary Bank from those listed on Schedule I hereto, or make any change in its instructions to Obligors regarding payments to be made in respect of the Receivables or payments to be made to any Depositary Bank, unless the Purchaser and the Administrative Agent (as assignee of Purchaser) will have received notice of such addition, termination or change (including an updated schedule) and a fully executed Blocked Account Agreement in form and substance satisfactory to the Administrative Agent with respect to each new Lockbox Account or Depositary Account;

(c) Change in Name or Jurisdiction of Origination, Etc. It will not change its name, identity or organizational structure unless the Purchaser and the Administrative Agent (as Purchaser’s assignee) shall have received at least thirty (30) days’ advance written notice of such change and all action by the Seller, necessary or appropriate to perfect or maintain the perfection of the Purchaser’s ownership or security interest in the Receivables, the Related Security and the Collections (including, without limitation, the filing of all financing statements and the taking of such other action as the Purchaser or the Administrative Agent (as Purchaser’s assignee) may request in connection with such change or relocation) will have been duly taken; and

(d) Treatment as Sales. It will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as the sale and/or absolute conveyance of Receivables, except that such transactions will be treated under GAAP as a liability in the Parent’s consolidated financial statements. It (or Parent) shall not treat, for U.S. federal income tax purposes, the transactions under the Receivables Purchase Agreement in any manner other than the sale of debt obligations.

Section 6.03. Separateness Covenants. Until the termination of this Agreement, the Seller covenants and agrees that it will take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Bracewell & Giuliani LLP, as counsel for Purchaser, in connection with closing of the Facility and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

ARTICLE VII

PURCHASE TERMINATION EVENTS

Section 7.01. Purchase Termination Events. The occurrence of any of the following shall constitute a “Purchase Termination Event” hereunder: The Seller, the Purchaser or the Parent or any of their respective Material Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) commence a voluntary case under the federal bankruptcy Laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency Law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of the Seller, the Purchaser, the Parent or any of its Material Subsidiaries, a proceeding shall be instituted in any court of competent jurisdiction, under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Seller, the Purchaser, the Parent or any of its Material Subsidiaries an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Seller, the Purchaser, the Parent or such Material Subsidiaries or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency Law, and, if such proceeding is being contested by the Seller, the Purchaser, the Parent or such Material Subsidiaries in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed for any period of 60 consecutive days.

Section 7.02. Consequences of a Purchase Termination Event. (a) Upon the occurrence of a Purchase Termination Event, there shall be no further sales or contributions of Receivables under this Agreement; provided, however, that the termination of this Agreement shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any indemnification obligations.

(b) Upon the occurrence and continuance of a Purchase Termination Event, the Purchaser shall have, in addition to all rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and under other applicable Laws, which rights shall be cumulative.

(c) The parties hereto acknowledge that this Agreement is, and is intended to be, a contract to extend financial accommodations to the Seller within the meaning of Section 365(e)(2)(B) of the Federal Bankruptcy Code (or any amended or successor provision thereof or any amended or successor code).

ARTICLE VIII

INDEMNIFICATION; EXPENSES

Section 8.01. Indemnity. (a) The Seller shall indemnify the Purchaser and its assigns, officers, directors and employees (each, an “Indemnified Party”) against all liabilities, claims, damages, costs, expenses, or losses (“Losses”) arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Purchaser of the Receivables, excluding, however, (i) Losses to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party or (ii) recourse (except as expressly provided in this Agreement) for uncollectable Receivables.

Without limiting the foregoing, the Seller shall indemnify the Indemnified Parties for all Losses resulting from:

(i) False or incorrect representations, warranties or certifications of the Seller in this Agreement or any document delivered by the Seller to the Purchaser pursuant to this Agreement;

(ii) Failure by the Seller to comply with applicable Law, rules or regulations related to the Receivables;

(iii) Failure to vest in the Purchaser a first priority perfected ownership or security interest in the Receivables (other than the rights which arise therein in the case of Oil and Gas Lien Receivables and the rights of any Depositary Bank therein which arise under a Blocked Account Agreement);

(iv) Failure to file, or delay in filing, any financing statements or similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to the Receivables, the Related Security or the Collections;

(v) Any dispute, claim or defense of an Obligor (other than discharge in bankruptcy) to the payment of any Receivable including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid or binding obligation of such Obligor, or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable or any Contract related thereto, or any adjustment, cash discount, rebate, return of product or cancellation with respect to such Receivable;

(vi) Failure by the Seller to perform any of its duties or other obligations, or to comply with any of its covenants, under this Agreement;

(vii) Any products liability, environmental or other claim by an Obligor or other third party arising out of the goods or services which are the subject of any Receivable;

(viii) Any third party investigation, litigation or proceeding (actual or threatened) related to this Agreement or the transactions contemplated hereby or thereby, or the use of proceeds of Purchases under this Agreement or in respect of any Receivable;

(ix) Commingling of Collections with any other funds of the Seller;

(x) Third party claims arising from the Seller’s administration of the Receivables;

(xi) The sale of any Receivable in violation of applicable Law;

(xii) Any setoff by any Obligor, any net-outs under a Net-Out Agreement and any netting under master netting agreements;

(xiii) The failure of the Seller to pay when due any sales, excise, motor fuel, business and occupation, property or other similar taxes payable in connection with the Receivables;

(xiv) Any interest any Person may acquire in any Receivable or any Collections or Related Security with respect thereto pursuant to any Oil and Gas Lien Act; and

(xv) Any dispute, suit or claim arising out of any provision in any Contract restricting or prohibiting sale and assignment of the related Receivables.

(b) Promptly upon receipt by any Indemnified Party under this Section 10.01 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against the Seller hereunder, notify the Seller in writing of the commencement thereof. Any notice claiming compensation under this Section shall set forth in reasonable detail the amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. The Seller may participate in and assume the defense and settlement of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of the Seller and the Indemnified Party. The approval of the Seller will not be unreasonably withheld or delayed. After notice from the Seller to the Indemnified Party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Purchaser (and its assignee), and so long as the Seller so assumes the defense thereof in a manner reasonably satisfactory to the Purchaser (and its assignee), the Seller shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of the Seller and the Indemnified Party, in which case the Indemnified Party(ies) shall have the right to employ one counsel to so represent it (them).

(c) The Seller will promptly pay to each Indemnified Party such indemnity amount as shall be specified to the Seller in a certificate of the Indemnified Party setting forth the calculations of such amount, together with the basis therefor.

(d) Each Indemnified Party, on behalf of itself, its assigns, officers, directors, officers and employees, shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification.

Section 8.02. Expenses. The Seller agrees to pay or cause to be paid, to the Purchaser (a) all reasonable out-of-pocket expenses (excluding salaries and overhead costs) incurred by or on behalf of the Purchaser in connection with the negotiation, execution, delivery and preparation of this Agreement and (b) all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel for the Purchaser) from time to time (i) relating to any requested amendments, waivers or consents hereunder, or (ii) arising in connection with the Purchaser’s enforcement or preservation of its rights (including, without limitation, the perfection and protection of the Purchaser’s ownership of the Receivables) hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments and Waivers. The provisions of this Agreement may from time to time be amended, restated, otherwise modified or waived, if such amendment, modification or waiver is in writing and consented to by the Seller and the Purchaser. No failure or delay on the part of the Purchaser (or its assigns) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

Section 9.02. Binding Effect; Assignments. This Agreement shall be binding upon and inure to the benefit of the Purchaser, the Seller and their respective successors and permitted assigns. The Seller may not assign its rights hereunder or any interest herein without the prior written consent of the Purchaser and the Required Facility Agents. Until the Facility Termination, the Purchaser may not assign its rights hereunder or any interest herein except to the Administrative Agent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Facility Termination. The rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article V and the indemnification and payment provisions of Article VIII and the provisions of Sections 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

Section 9.03. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the parties hereto (or, in the case of the Purchaser, its assigns) in exercising any right, power or privilege under this Agreement shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the parties hereto (and, in the case of the Purchaser, its assigns) under this Agreement are cumulative and not exclusive of any rights or remedies which such Person would otherwise have.

Section 9.04. No Discharge. The respective obligations of the Seller and the Purchaser under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or any other Transaction Documents or applicable Law.

Section 9.05. No Petition. The Seller agrees not, prior to the date which is one (1) year and one (1) day after the Facility Termination, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Purchaser to invoke, the process of any Official Body for the purpose of (a) commencing or sustaining a case against the Purchaser under any federal or state bankruptcy insolvency or similar Law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Purchaser or any substantial part of the property of the Purchaser, or (c) ordering the winding up or liquidation of the affairs of the Purchaser.

Section 9.06. No Recourse. The obligations of the Purchaser payable in cash under this Agreement shall be payable solely out of the Available Funds and shall be solely the limited liability company obligations of the Purchaser.

Section 9.07 Holidays. Except as may be otherwise provided in this Agreement, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due on the next Business Day.

Section 9.08. Notices. (a) All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including telexed, facsimile or electronic communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail, electronic mail or courier, or by telex or facsimile, in all cases with charges prepaid. All notices shall be sent to the applicable party at the notice addresses appearing on the signature pages hereof (or such other address as such party may give by notice to the other).

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient.

Section 9.09. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 9.10. Prior Understandings. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.

Section 9.11. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. Each

party hereto hereby submits to the nonexclusive jurisdiction of the federal courts for the Southern District of New York for the purpose of adjudicating any claim or controversy arising in connection with this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and for such purpose, to the extent they may lawfully do so, waive any objection which each may now or hereafter have to such jurisdiction or to venue therein and any claim of inconvenient forum with respect hereto or thereto.

Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.

PHILLIPS 66 RECEIVABLES FUNDING LLC, as Purchaser

By:	/s/ Mehmet F. Muftuoglu
Authorized Signatory
Title: Vice President

Address for Notices:

1320-9 Plaza Office Building 315 S. Johnstone Bartlesville, Oklahoma 74004 Attention: Paul Curtis Telephone: (918) 661-4166 Fax: (918) 662-2976

PHILLIPS 66 COMPANY, as Seller

By:	/s/ Frances M. Vallejo
Authorized Signatory
Title: Vice President and Treasurer

Address for Notices:

600 North Dairy Ashford Road Houston, Texas 77079 Attention: Treasurer Telephone: (281) 293-1000 Fax: (281) 293-2941